UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2007

GLOBAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-28025

(Commission File Number)

86-0951473

(I.R.S. Employer Identification Number)

12 Abba Hilel Street, 16th Floor, Ramat Gan, Israel 52136

(Address of principal executive offices, including zip code)

011-972-3-591-3952

(Registrant's telephone Number, including area code)

520-1122 Mainland Street, Vancouver, British Columbia, Canada V6B 5L1

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2007, we approved a term sheet dated May 21, 2007 (the “Term Sheet”) between the Company and Cornell Capital Partners, LP (“Cornell”) whereby the Company will issue convertible debentures to Cornell in the amount of $2,000,000 (the “Convertible Debenture”). The Convertible Debentures are convertible by Cornell into common stock of the Company (a “Share”) at a price equal to $2.20 per Share (the “Conversion Price”).

The Company will repay the Convertible Debenture in equal instalments of $167,000 per month commencing on the 13th month after the closing date (the “Payment Date”) either in cash or Shares, at a price equal to the lesser of either the Conversion Price or a 5% discount to the lowest volume weighted average of the closing price of common stock for the 15 banking days immediately preceding the Payment Date, as quoted on Bloomberg.

The Company will grant Cornell 300,000 share purchase warrants (a “Warrant”). One Warrant is exercisable into common shares of the Company (a “Warrant Share”). 150,000 Warrants will be exercisable at $2.35 per Warrant Share and 150,000 Warrants will be exercisable at $2.50 per Warrant Share.

The issuance of the Convertible Debenture, common shares or warrants issuable upon conversion of the Convertible Debenture (collectively, the “Securities”) will be made pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Term Sheet

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC.

Per: /s/ Asi Shalgi

Asi Shalgi

President and CEO

Dated: May 29, 2007